Exhibit 3.4
State of Delaware
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
CALSPAN JETS LLC

The undersigned, for the purpose of formation of a limited liability company under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Title 6, Chapter 18 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company is Calspan JETS LLC (the “Company”).
SECOND:	The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the Registered Agent of the Company at that address is The Corporation Trust Company.
THIRD:	The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 5th day of January 2024.
By: /s/Dennis Angers
Dennis Angers, Authorized Person